EXHIBIT 10.3

November 12, 2021

Anne-Marie D'Angelo
925 Ashland Avenue
Wilmette, Illinois 60091

Hello Anne-Marie,

Welcome to the Molson Coors Family! Beer is our passion, our heritage and our future. We are delighted you have chosen a Career in Beer!

Business Entity:        Molson Coors Beverage Company USA LLC “Company”
Hiring Manager:        Gavin D Hattersley
Building Location:    Corporate - Chicago
Position Title:        Chief Legal and Government Affairs Officer

Employment:

Your new position will begin on December 13, 2021.

Salary/Compensation:

Your starting gross annual salary will be $575,000.00. Your salary, less deductions, will be paid on a bi-weekly basis. Your next salary review to be effective 1 April 2023.

Participation in the Change in Control Protection Program as an executive officer in the company.

Sign-on Bonus:

As discussed, within your first month of employment, you will receive a sign-on bonus of $350,000.00 subject to applicable withholding taxes. If your employment terminates for any reason (other than (i) death or (ii) disability (iii) reduction in work force or restructuring or (iv) termination without cause as defined in the Change of Control Protection Plan for which you are offered and accept severance benefits under the Company’s Severance Pay Plan, or the Change of Control Protection Plan) within 12 months of your start date, you agree to reimburse the Company for the entire amount.

Molson Coors Incentive Plan (MCIP):

You are eligible to participate in the annual Molson Coors Incentive Plan (MCIP) subject to the plan rules. MCIP rewards employees for the achievement of company, team and/or individual performance on the fiscal basis year which is the calendar year. The bonus target for your position is currently 75% of your eligible earnings. Your actual payout for the current year will be prorated based on the MCIP targets for each job you held or date of hire during the plan year. The incentive plan is reviewed on an annual basis and details of the plan are subject to change to align with and support ongoing business needs.

Long Term Incentive:

You are eligible to participate in the Molson Coors Long-Term Incentive Plan (LTIP) according to your grade level in the Company. The annual target LTIP value is reviewed on an annual basis and set by the Board of Directors.

Grant Awards to eligible participants are typically made annually during our compensation planning cycle which typically takes place in March of each year. The actual award is based on the manager’s assessment of individual performance within a determined range. You will be eligible for consideration of a grant in 2022 at a target with the value of $800,000.00

Executive compensation is reviewed annually and adjustments can be made to targets and ranges for base pay, short-term incentive or long term incentive components of the total compensation package. Additionally, the types of vehicles used by Molson Coors to fulfill the annual target compensation of the LTIP component typically are reviewed annually and may be modified.

In addition to the LTIP grant in March 2022, you will be granted a one-time Restricted Stock Unit grant in the amount of $1,150,000, vesting as set forth below. The grant date will be as soon as practicable after your hire date.
i. 25% on June 1, 2022
ii. 25% on June 1, 2023
iii. 50% on June 1, 2024

Benefits:

Our Company offers a comprehensive employee benefit program which will help to meet your health care, retirement, financial, and life style needs. Your benefits generally become effective on the first day of employment. We will provide specific information regarding local benefits offerings as a supplement to this offer letter.

Covid-19 Vaccination Requirement:

At Molson Coors, the health and safety of our people is our number one priority. That’s why your offer of employment is contingent upon providing proof of being fully vaccinated against Covid-19 (currently one dose of the Johnson & Johnson vaccine or two doses of the Pfizer or Moderna vaccine) to pass the pre-employment requirements. More details will be sent to you regarding how to submit proof through the pre-employment process and you must provide proof at least 10 calendar days before your start date. If you have a medical issue or religious belief or practice that prevents you from getting the vaccine, you may request an exemption from the vaccine requirement, forms and details will be sent to you in the pre-employment process in the next few days.

Vacation/Holiday:

You are eligible to accrue up to 5 weeks of paid vacation as outlined in the Company’s vacation policy which runs annually from January 1 through December; however the number of days will be prorated based on your start date for this year. You will retain this eligibility until you qualify for more vacation hours as outlined in the Company’s Vacation Policy.

In addition, you will be eligible for individual holidays based on your location/country. We will provide specific information regarding local benefit offerings including the vacation policy as a supplement to this offer letter.

Also, during the company's annual enrollment, full-time salaried and hourly non-union employees are eligible to purchase up to an additional 40 hours of vacation in the following year.

Additional Benefits and Perquisites:

You are eligible for:

•participation in the Molson Coors Deferred Compensation Plan
•annual executive physical

•access to a parking space in the Chicago office (subject to availability). Molson Coors will cover 50% of the cost.

Executive Financial Planning:

You are eligible for an allowance of $7,500 per year to cover financial and tax planning. This will be paid to you monthly in your regular paycheck. This allowance is not eligible for tax gross up.

Executive Life Insurance:

You will be provided with life insurance for six times your base pay. This is in addition to the two times life insurance that you may elect under our annual enrollment as part of our employee benefits program.

Your Agreement:

This offer is for at-will employment and contingent upon your agreement to the enclosed acknowledgment form and signing the forthcoming agreements, in exchange for which you agree you are receiving good and valuable consideration, as well as successful completion of the pre-employment process. In addition, should you accept this offer; you will be required to review and sign and/or electronically accept (where applicable by law) your offer and our required company agreements pertaining to your position, location and/or country.

Again, Anne-Marie, we are pleased to be extending you this offer and are excited by your being a part of our organization at this exciting time in the beer industry.

ACKNOWLEDGEMENT

Your offer of employment is contingent upon your acceptance of the conditions described below:

By accepting our employment offer, you acknowledge and agree that Molson Coors Beverage Company, its affiliated and subsidiary companies, and third parties working on behalf of such entities may use your personal data in connection with your employment, and that such data may be transferred outside of the country, stored outside of the country, or made accessible to such parties outside of the country for such purpose. Your personal data includes, but is not limited to, your name, address, date and place of birth, family information, tax identification number, bank account and credit card information, photographic images, as well as any other information that can be directly or indirectly used to identify the individual to whom the information applies.

Offer Contingencies.    I understand that this offer is contingent on my:

•fully completing and electronically signing the employment application;
•satisfactory completion of background screening process, including a pre- employment drug screen, criminal background check, and confirmation of references and other information relating to my employment application;
•providing proof I am authorized to work in the U.S. within three business days of my first day of employment, pursuant to U.S. regulations connected with the Form I-9 Employment Eligibility Verification process; and
•acceptance of the forthcoming company’s agreements: Confidentiality and Intellectual Property Agreement, Use of Employee’s Likeness Agreement, Non- Solicitation Agreement, and Non-Compete Agreement.

Reimbursement. In the event that my employment terminates for any reason (other than (i) death or (ii) disability or (iii) reduction in work force or restructuring (iv) termination without cause as defined in the Change of Control Protection Plan for which I am offered and accept severance benefits under the Company’s Severance Pay Plan of the Change of Control Protection Plan) within 12 months of my start date, I agree to reimburse the Company for any expenses paid or reimbursed (e.g. sign-on bonus) pursuant to the applicable hiring package as set forth in my offer letter. I also agree to reimburse the Company for any money owed to the Company that has not been repaid by the time my employment is terminated. I further authorize the Company, to the extent permitted by applicable state and federal laws, to deduct amounts owed to the Company from payments (including but not limited to payments for wages, bonuses, expenses, or vacation pay) otherwise owed to me upon termination of my employment. If these deductions are insufficient, I agree to reimburse the Company for the balance within 30 days of my termination date. If I do not timely reimburse the Company for any amount I owe, I agree that I will pay all costs, expenses, and reasonable attorneys’ fees the Company incurs in its efforts to collect the amounts owed.

Code of Business Conduct. I understand that as part of my employment, I am expected to conform my conduct to the highest level of ethical standards. As such, I understand that I must read and sign/accept the Molson Coors Code of Business Conduct, as a condition of employment with our Company. If I have any exceptions, as outlined in the Code, I understand that this offer is contingent on my agreement with any solution required by the Company’s management to resolve the exception(s).

At-Will Employment Relationship. I understand that upon accepting this offer of employment and throughout my employment, I am an employee at-will. I understand that as an at-will employee, I or the Company, may terminate the employment relationship at any time for any reason with or without notice. I understand that no person other than both the CEO and Chief People and Diversity Officer may enter into a contract that varies the at-will nature of the employment relationship and even the CEO can only do so in a writing signed by both the CEO and Chief People and Diversity Officer.

Policies. I understand that in my job I will have access to all Molson Coors Beverage Company policies. Following this offer are copies of some of those important policies - Global IT Security & Acceptable Use Policy; US Discrimination and Harassment Free Work Environment Policy; Global Employee Alcohol Policy; and Global Records Management Policy (and for US employees only: the MC Employee Alcohol Procedure and US (MC) Signature Approval Policy). In addition to reading these policies, I understand that it is my responsibility to review any local policies/procedures as referenced in these policies. I further understand that none of the Company’s policies, procedures, guidelines, practices or plans are contracts or intended to change the at-will nature of the employment relationship. I understand that it is a Company expectation and my responsibility to familiarize myself, understand and comply with all policies. By my signature, I confirm that I will conform my conduct to the policies detailed above, as well as all of the Company’s policies.

Amendment, Change or Modification. I further understand that the Company, at its sole discretion and at any time may with or without notice amend, change or modify any of its policies, procedures, guidelines, practices or plans whether or not addressed in this offer letter.

I accept the conditions described above and the offer to work.

Signature: /s/ Anne-Marie D’Angelo

Date: 11/12/2021